UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 18, 2015

Tobira Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35953	03-0422069
(State or other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

701 Gateway Blvd, Suite 300

South San Francisco, CA 94080

(Address of principal executive offices, including zip code)

(650) 741-6625

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

On May 4, 2015, Tobira Therapeutics, Inc. (f/k/a Regado Biosciences, Inc.), a Delaware corporation (the “Company”) completed a business combination with Tobira Therapeutics, Inc., a privately held Delaware corporation (“Private Tobira”), in accordance with the terms of an Agreement and Plan of Merger and Reorganization, dated as of January 14, 2015, as amended on January 23, 2015, by and among the Company, Private Tobira, Landmark Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of the Company, and Brent Ahrens, as the Company’s stockholders’ agent (the “Merger”).

In connection with the closing of the Merger, the Company assumed Private Tobira’s obligations under an exclusive license agreement Private Tobira entered into with Takeda Pharmaceutical Company Limited (“Takeda”) in August 2007 (the “Agreement”) relating to CVC (then known as TAK-652) and TAK-220. Under the Agreement, Takeda assigned to Private Tobira certain patents relating to Private Tobira’s lead product candidate, cenicriviroc (“CVC”), and TAK-220. Takeda also agreed not to enforce certain ancillary patents relating to CVC and TAK-220 against Private Tobira and granted Private Tobira an exclusive license under know-how and other information relating to CVC and TAK-220, in each case on a worldwide basis to manufacture, develop and commercialize both product candidates globally. The Agreement was amended in November 2009 (the “Amendment”) to update the lists of assigned patents and ancillary patents.

Under the Agreement, the Company agrees to use commercially reasonable efforts to develop CVC for the treatment of HIV infection and, if the Company chose to develop CVC for any other indication or choose to develop TAK-220, the Company must use commercially reasonable efforts with respect to such development activities. The Company must also use commercially reasonable efforts to obtain regulatory approval for licensed products the Company develops in the U.S. and Europe, and in any other countries the Company deems appropriate. In addition, the Company must achieve first commercial sale of a licensed product within a specified period of time after receipt of regulatory approval therefor, subject to certain exceptions. Finally, the Company must use commercially reasonable efforts to maintain, apply for patent term extensions with respect to, and take action against infringement of the patents assigned to us under the Agreement. During the term of the Agreement, we may not develop or commercialize any CCR5 antagonist products, other than CVC and TAK-220, for any indications for which the Company is developing or commercializing CVC and TAK-220.

Under the Agreement, Private Tobira paid to Takeda an upfront license fee of $3.0 million and the Company is obligated to pay to Takeda up to $102.0 million in the aggregate in development and sales milestones. The Company is also obligated to pay to Takeda tiered royalties based on aggregate annual net sales of all licensed products from the high single digit to the low double digit percentage of net sales, subject to certain reductions and exceptions. The Company’s obligation to pay royalties to Takeda expires on a country-by-country basis on the later of either expiration of the last to expire patent assigned to us under the Agreement, or the earlier of the twelfth anniversary of the first commercial sale of the product or one or more generic versions of the product achieving a certain market share in such country.

The Company’s Agreement with Takeda continues in effect on a country-by-country and licensed product-by-licensed product basis until the expiration of our obligation to pay royalties to Takeda in such country with respect to such licensed product. Either the Company or Takeda may terminate the Agreement for the other party’s material breach of the Agreement, except that Takeda may terminate the Agreement only with respect to the applicable licensed product if we materially breach our non-compete obligations. The Company may terminate the Agreement under certain circumstances if the Company determines that further development or sale of licensed products is not feasible. If the Company terminates the Agreement under such circumstances or Takeda terminates the entire Agreement for our material breach, the Company would lose its right to use the know-how and other information relating to CVC and TAK-220 that was licensed to the Company by Takeda and, upon Takeda’s request, the Company must assign back to Takeda or abandon the patents assigned to the Company under the Agreement and transfer to Takeda other materials and intellectual property that the Company developed during the term of the Agreement.

The foregoing summary is a general description only, does not purport to be complete and is qualified in its entirety by the Agreement and the Amendment, which are attached hereto as Exhibits 10.1 and 10.2 and incorporated into this Item 1.01 by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description

10.1**	License Agreement, dated August 1, 2007, by and between Takeda Pharmaceutical Company Limited and Private Tobira.

10.2**	Amendment to License Agreement, dated November 9, 2009, by and between Takeda Pharmaceutical Company Limited and Private Tobira.

**	Portions of this exhibit (indicated by asterisks) have been omitted pursuant to a request for confidential treatment. Omitted portions have been submitted separately to the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tobira Therapeutics, Inc.

By:	/s/ Laurent Fischer, M.D.
Laurent Fischer, M.D. Chief Executive Officer

Dated: June 18, 2015